Exhibit 99.1

	CONTACT:	Michael W. Collier
Vice President, Investor Relations
NEWS RELEASE		Willbros USA, Inc. (713) 403-8016

Connie Dever
Director, Strategic Planning
Willbros USA, Inc.
FOR IMMEDIATE RELEASE		(713) 403-8035

WILLBROS ANNOUNCES SECOND QUARTER EARNINGS
OF $0.49 PER DILUTED SHARE FROM CONTINUING OPERATIONS

•	Company reports consecutive strong quarterly earnings and revenue.
•	Continuing operations second quarter 2008 net income of $20.1 million compares to net loss of $40.4 million for second quarter 2007.
•	Second quarter 2008 EBITDA(1) of $48.6 million from continuing operations.
•	Backlog at June 30, 2008 increased to $1.3 billion, primarily in North America.

HOUSTON, TX— August 6, 2008— Willbros Group, Inc. (NYSE: WG) today reported its results for the second quarter of 2008. On revenue of $467.7 million, net income from continuing operations for the second quarter of 2008 was $20.1 million, or $0.49 per diluted share, as compared to a loss of $40.4 million, or $1.47 per share, in 2007. Including discontinued operations, Willbros reported second quarter 2008 net income of $19.3 million, or $0.47 per diluted share, compared to a loss of $44.2 million, or $1.61 per share from second quarter 2007. Second quarter 2008 revenue from continuing operations of $467.7 million was approximately three times the $156.7 million reported in second quarter 2007. The increase was attributed to high utilization of the Company’s U.S. large diameter pipeline construction capacity, and from the addition of the Downstream services unit, InServ, which was acquired late in 2007.

Randy Harl, President and Chief Executive Officer, commented, “Our second quarter 2008 results reflect the leverage our quarterly performance can achieve when we achieve operational excellence. Our Downstream performance, greatly improved over the first quarter, benefited from the seasonality of the refinery maintenance business and the strong market for field services and storage tanks. We saw strong revenue in our Upstream segment, even after the effect of the spring break-up in Canada, and our Engineering segment continues to provide excellent returns executing high value added assignments. Our focus on risk management and improved processes and procedures has contributed to the improvement in execution, as have the hard work and dedication of our employees. We will continue to focus on our plan to grow Willbros, while managing for the best risk-adjusted returns and improvement of our execution skills. We believe the outlook for our business remains very positive and we continue to add backlog, including recently announced significant project work in our pipeline construction operation in Canada.”

Second Quarter 2008 Segment Results From Continuing Operations

The Company reported that operating income in second quarter 2008 was $35.9 million compared to a loss of $22.9 million in the second quarter of 2007.

The Upstream Oil & Gas segment reported $296.3 million in revenue, compared to $114.0 million for the same period in 2007. Second quarter 2008 operating income was $17.6 million, compared to a loss of $572 thousand in the second quarter of 2007. The increase is attributed to high utilization of U.S. pipeline construction capacity and the lower exposure to project cost escalations due to the high percentage of cost reimbursable contracts.

The Downstream Oil & Gas segment reported $112.1 million in revenue and operating income of $11.1 million in the second quarter of 2008. Our downstream business benefited both from additional revenue and excellent execution as seasonal shifts in refinery product slates resulted in both capital and maintenance projects. The outlook for our Downstream segment remains strong despite expected short term impacts from the cost pressures on refinery margins.

The Engineering segment reported $59.2 million in revenue, compared to $42.8 million from second quarter 2007. Second quarter 2008 operating income was $7.2 million, compared to $1.7 million in the second quarter of 2007. Engineering continues to sustain strong operating margins, 13.2 percent and 12.2 percent in the first two quarters of 2008, and is expected to operate at this level throughout 2008.

EBITDA(1) from second quarter 2008, driven by strong operating performance, was $48.6 million, an improvement of $83.0 million over second quarter 2007.

General and Administrative costs were $28.4 million, or 6.1 percent of revenue, as compared to $13.8 million, or 8.8 percent of revenue in the second quarter of 2007.

Second Quarter 2008 Results From Discontinued Operations

The Company reported a net loss from discontinued operations of $736 thousand, or $0.02 per share, compared to a loss of $3.9 million or $0.14 per share in the second quarter of 2007.

Backlog(2)

At June 30, 2008, Willbros reported backlog(2) of approximately $1.3 billion compared to $1.2 billion at March 31, 2008. Management remains highly confident that backlog will grow year over year in the robust environment for its services. Backlog has increased from $1.0 billion at June 30, 2007. At June 30, 2008, approximately 79 percent of contract backlog was cost reimbursable.

CONFERENCE CALL

In conjunction with the release, Willbros has scheduled a conference call, which will be broadcast live over the Internet on Thursday, August 7, 2008 at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros Group, Inc. Second Quarter 2008 Earnings Conference Call

When:	Thursday, August 7, 2008 - 9:00 a.m. Eastern Time

Where:	Live via phone by dialing 800-289-0508 or 913-981-5550, passcode 9843760, and asking for the Willbros call at least 10 minutes prior to the start time

Where:	Live over the Internet by logging onto www.willbros.com on the home page under Events.

A telephonic replay of the conference call will be available through August 22, 2008 and may be accessed by calling 888-203-1112 or 719-457-0820 and using the passcode 9843760. Also, an archive of the webcast will be available shortly after the call on www.willbros.com for a period of 12 months.

Willbros Group, Inc. is an independent contractor serving the oil, gas, power, and refining and petrochemical industries, providing engineering, construction, turnaround and maintenance services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including those discussed above and such things as the potential for additional investigations; the possible losses arising from the discontinuation of operations and the sale of the Nigeria assets; fines and penalties by government agencies; the identification of one or more other issues that require restatement of one or more prior period financial statements; the existence of material weaknesses in internal controls over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company's loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures, oil, gas, gas liquids, and power prices and demand, the amount and location of planned pipelines, the refinery crack spread and planned refinery outages and upgrades, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas, power, refining and petrochemical industries, changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company's documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

TABLE TO FOLLOW

WILLBROS GROUP, INC.
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Statement of Operations Data
Contract revenue
Upstream O&G	$296,349	$113,965	$640,772	$285,550
Downstream O&G	112,136	-	192,746	-
Engineering	59,232	42,778	125,833	77,902
	467,717	156,743	959,351	363,452
Operating expenses
Upstream O&G	278,751	114,537	600,008	292,622
Downstream O&G	101,034	-	178,697	-
Engineering	51,990	41,064	109,826	71,692
Government fines	-	24,000	-	24,000
	431,775	179,601	888,531	388,314
Operating income (loss)
Upstream O&G	17,598	(572)	40,764	(7,072)
Downstream O&G	11,102	-	14,049	-
Engineering	7,242	1,714	16,007	6,210
Government fines	-	(24,000)	-	(24,000)
Operating income (loss)	35,942	(22,858)	70,820	(24,862)

Other income (expense):
Interest - net	(1,865)	(187)	(3,394)	(1,077)
Other - net	573	(502)	146	(692)
Loss on early extinguishment of debt	-	(15,375)	-	(15,375)
	(1,292)	(16,064)	(3,248)	(17,144)
Income (loss) before income taxes	34,650	(38,922)	67,572	(42,006)
Provision for income taxes	14,576	1,457	28,393	1,712
Income (loss) from continuing operations	20,074	(40,379)	39,179	(43,718)
Income (loss) from discontinued operations	(736)	(3,860)	1,823	(12,368)
Net income (loss)	$19,338	$(44,239)	$41,002	$(56,086)

Basic income (loss) per share
Continuing operations	$0.52	$(1.47)	$1.03	$(1.65)
Discontinued operations	(0.02)	(0.14)	0.05	(0.47)
	$0.50	$(1.61)	$1.08	$(2.12)
Diluted income (loss) per share
Continuing operations	$0.49	$(1.47)	$0.95	$(1.65)
Discontinued operations	(0.02)	(0.14)	0.04	(0.47)
	$0.47	$(1.61)	$0.99	$(2.12)
Cash Flow Data
Continuing operations:
Cash provided by (used in):
Operating activities	$25,807	$13,346	$60,189	$6,006
Investing activities	(7,002)	(25,911)	(9,587)	102,877
Financing activities	(18,864)	(17,907)	(26,298)	(22,092)
Foreign exchange effects	804	(636)	(573)	(453)
Discontinued operations	2,855	(6,569)	2,592	(16,219)

Other Data (Continuing Operations)
Weighted average shares outstanding:
Basic	38,378	27,516	38,198	26,505
Diluted	43,874	27,516	43,972	26,505
EBITDA (1)	$48,598	$(34,425)	$93,753	$(33,163)
Capital expenditures	13,414	8,334	20,594	10,836

Reconciliation of Non-GAAP Financial Measure

EBITDA (1)
Net loss, continuing operations	$20,074	$(40,379)	$39,179	$(43,718)
Interest - net	1,865	187	3,394	1,077
Income taxes	14,576	1,457	28,393	1,712
Depreciation and amortization	12,083	4,310	22,787	7,766
EBITDA	$48,598	$(34,425)	$93,753	$(33,163)

Balance Sheet Data	6/30/2008	3/31/2008	12/31/2007
Cash and cash equivalents	$119,209	$115,609	$92,886
Working capital	237,960	219,090	201,348
Total assets	842,447	871,305	779,413
Total debt	159,700	166,090	152,346
Stockholders' equity	447,057	423,460	396,101

Backlog Data (2)
By Reporting Segment:
Upstream O&G	$975,443	$808,027	$941,301
Downstream O&G	212,378	233,920	199,646
Engineering	112,214	119,548	164,494
	$1,300,035	$1,161,495	$1,305,441
By Geographic Area:
North America	$1,221,019	$1,079,722	$1,229,878
Middle East	79,016	81,773	75,563
	$1,300,035	$1,161,495	$1,305,441

(1)	EBITDA is earnings before net interest, income taxes and depreciation and amortization. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income is included in the exhibit to this release.

(2)	Backlog is anticipated contract revenue from projects for which award is either in hand or reasonably assured.

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